Filed Pursuant to Rule 424(b)(3)
Registration No. 333-271151
PROSPECTUS
62,004,276 Shares

Stronghold Digital Mining, Inc.
Class A Common Stock
This prospectus relates solely to the offer and sale from time to time of up to an aggregate of 62,004,276 shares of our Class A common stock, par value $0.0001 per share, by the selling stockholders identified in this prospectus (which term as used in this prospectus includes pledgees, donees, transferees or other successors-in-interest). Such shares consist of (a) 53,930,000 shares of Class A common stock that are issuable upon the conversion of shares of Series C Convertible Preferred Stock, par value $0.0001 per share, held by certain of the selling stockholders (the “Series C Preferred Stock”) or upon the exercise of pre-funded warrants, exercise price $0.001 per share (the “Pre-Funded Warrants”), that may be issued in lieu of Class A common stock upon conversion of shares of Series C Preferred Stock, in each case pursuant to an exchange agreement, dated December 30, 2022, between us and certain of the selling stockholders (the “Exchange Agreement”), (b) 4,825,972 shares of Class A common stock that are issuable upon the exercise of certain warrants, exercise price $0.01 per share, held by a certain selling stockholder (the “Whitehawk Warrants”), (c) 3,000,000 shares of Class A common stock that are issuable upon the exercise of certain warrants, exercise price $0.0001 per share, held by a certain selling stockholder (the “B&M Warrants” and, together with the Whitehawk Warrants and the Pre-Funded Warrants, the “Warrants”), and (d) 248,304 shares of Class A common stock held by a certain selling stockholder (“150 Bond”).
The selling stockholders may offer such shares from time to time as they may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. This prospectus does not necessarily mean that the selling stockholders will offer or sell the shares. We cannot predict when or in what amounts the selling stockholders may sell any of the shares offered by this prospectus. Any shares of Class A common stock subject to resale hereunder will have been issued by us and acquired by the selling stockholders prior to any resale of such shares pursuant to this prospectus.
We are registering the shares offered by this prospectus for resale pursuant to, among other things, the Registration Rights Agreements (as defined below). Pursuant to the terms of (i) the Exchange Agreement, we entered into a registration rights agreement with certain of the selling stockholders (the “Exchange Registration Rights Agreement”), (ii) a credit agreement, dated October 27, 2022, between us and one of the selling stockholders, as subsequently amended (as amended, the “Credit Agreement”), we entered into a registration rights agreement with such selling stockholder (the “Whitehawk Registration Rights Agreement”) and (iii) a settlement agreement and mutual release, dated March 28, 2023, between us and one of the selling stockholders (the “Settlement Agreement” and, together with the Exchange Agreement and the Credit Agreement, the “Transaction Agreements”), we entered into a registration rights agreement with such selling stockholder (the “B&M Registration Rights Agreement” and, together with the Exchange Registration Rights Agreement and the Whitehawk Registration Rights Agreement, the “Registration Rights Agreements”). We have further agreed to register the shares of Class A common stock held by 150 Bond. We will not receive any of the proceeds from the sale of these shares of our Class A common stock by the selling stockholders. However, we may receive proceeds from the exercise of the Warrants, if any Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes. We have agreed to pay all fees and expenses relating to registering these shares of Class A common stock. The selling stockholders will pay any broker commissions or similar commissions or fees incurred for the sale of these shares of Class A common stock.
Because all of the shares offered under this prospectus are being offered by the selling stockholders, we cannot currently determine the price or prices at which our shares may be sold under this prospectus. Our Class A common stock is listed on The Nasdaq Global Market under the symbol “SDIG.” On April 3, 2023, the closing price of our Class A common stock was $0.67 per share.
We are an “emerging growth company” and a “smaller reporting company” under applicable federal securities laws and will be subject to reduced reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company. We have two classes of common stock: Class A common stock and Class V common stock. Each share of Class V common stock has no economic rights but entitles its holder to one vote on all matters to be voted on by stockholders generally. Holders of Class A common stock and Class V common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or by our amended and restated certificate of incorporation. Q Power LLC, which is controlled by Greg Beard, our Chairman and Chief Executive Officer, and Bill Spence, together with Messrs. Beard and Spence, holds approximately 41.4% of the total voting stock currently outstanding, including 100% of the Class V common stock outstanding, which votes together with the Class A common stock as a single class.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 8 and in the documents we file with the SEC that are incorporated by reference into this prospectus to read about factors you should consider before buying shares of our Class A common stock.
The date of this prospectus is April 14, 2023.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders may offer and sell, from time to time, in one or more offerings, up to 62,004,276 shares of our Class A common stock.
We may file one or more prospectus supplements, or, if appropriate, post-effective amendments, to accompany this prospectus to add, update or change information contained in this prospectus. If the information varies between this prospectus and the accompanying prospectus supplement or post-effective amendment, if any, you should rely on the information in the accompanying prospectus supplement or post-effective amendment. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to the offering. You should read both this prospectus and the accompanying prospectus supplement or post-effective amendment, if any, and any free writing prospectus together with the additional information described under “Where You Can Find More Information.” You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors” herein, and the accompanying prospectus supplement or post-effective amendment, if any, and any related free writing prospectus, and under similar headings in any other documents that are incorporated by reference into this prospectus, and the accompanying prospectus supplement or post-effective amendment, if any, and any related free writing prospectus.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”
You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement or post-effective amendment or free-writing prospectus we may authorize to be delivered or made available to you. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus and any free writing prospectus we have prepared. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Offers to sell, and solicitations of offers to buy, shares of our Class A common stock are being made only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.
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This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing in this prospectus and in the documents we file with the SEC that are incorporated by reference into this prospectus.
Industry and Market Data
The market data and certain other statistical information used or incorporated by reference into this prospectus are based on independent industry publications, publicly available information, business organizations, government publications and other published independent sources. Some data is also based on our good faith estimates. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the selling stockholders have independently verified the accuracy or completeness of this information. Market share data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations in any statistical survey of market share data. Accordingly, you are cautioned not to place undue reliance on such market share data or any other such estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors” appearing in this prospectus and in the documents we file with the SEC that are incorporated by reference into this prospectus. These and other factors could cause results to differ materially from those expressed in these publications.
Trademarks and Trade Names
We rely on various trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.
Presentation of Financial and Other Information
Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our combined financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The website address of the SEC is www.sec.gov.
We make available free of charge on or through our website at www.ir.strongholddigitalmining.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.
We have filed with the SEC a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Certain Information By Reference” are also available on our website, www.ir.strongholddigitalmining.com.
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We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents without restating that information in this document. The information incorporated by reference into this prospectus is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and all documents that we may subsequently file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date on which the registration statement was initially filed with the SEC (including all such documents that we may file with the SEC after the date the registration statement was initially filed and prior to the effectiveness of the registration statement) until all offerings under the registration statement of which this prospectus forms a part are completed or terminated, provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:
•	our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on April 3, 2023 (pursuant to Rule 12b-25 extension);
•	our Definitive Information Statement on Schedule 14C, filed with the SEC on January 30, 2023;
•
our Current Reports on Form 8-K filed with the SEC (except for items 2.02 and 7.01) on January 3, 2023, January 13, 2023, February 7, 2023, February 24, 2023, March 13, 2023, March 21, 2023, March 22, 2023, April 3, 2023, and April 5, 2023; and

•
the description of our capital stock contained in our Registration Statement on Form 8-A, dated October 19, 2021 and any amendment or report filed with the SEC for the purposes of updating such description, including Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on April 3, 2023.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus. We will provide this information upon written or oral request at no cost to the requester. Requests for these documents should be directed to Stronghold Digital Mining, Inc., 595 Madison Avenue, 28th Floor, New York, New York 10022, telephone (845) 579-5992. We also maintain a website at www.strongholddigitalmining.com where incorporated reports or other documents filed with the SEC may be accessed. We have not incorporated by reference into this prospectus the information contained in, or that can be accessed through, our website, and you should not consider it to be part of this prospectus.
You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or post-effective amendment that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement or post-effective amendment is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.
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PROSPECTUS SUMMARY
This summary contains basic information about us and the offering. Because it is a summary, it does not contain all the information that you should consider before investing in our Class A common stock. You should read and carefully consider this entire prospectus before making an investment decision, especially the information presented under the heading “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” included in or incorporated by reference into this prospectus, and the information incorporated herein by reference, including our financial statements.
Except as otherwise indicated or required by the context, all references in this prospectus to the “Company,” “we,” “us” or “our” relate to Stronghold Digital Mining, Inc. (“Stronghold Inc.”) and its consolidated subsidiaries following the reorganization of the Company effected on April 1, 2021. References in this prospectus to “Q Power” refer to Q Power LLC, which prior to the reorganization (i) was the sole regarded owner of Stronghold Digital Mining LLC (f/k/a Stronghold Power LLC) (“SDM”) and (ii) indirectly held 70% of the limited partner interests and 100% of the general partner interests in Scrubgrass Reclamation Company, L.P. (f/k/a Scrubgrass Generating Company, L.P.) (“Scrubgrass LP”).
Overview
We are a low-cost, environmentally beneficial, vertically integrated crypto asset mining company currently focused on mining Bitcoin and environmental remediation and reclamation services. We wholly own and operate two coal refuse power generation facilities that we have upgraded: (i) our first reclamation facility located on a 650-acre site in Scrubgrass Township, Venango County, Pennsylvania, which we acquired the remaining interest of in April 2021 and has the capacity to generate approximately 83.5 megawatts (“MW”) of electricity and (ii) a facility located near Nesquehoning, Pennsylvania, which we acquired in November 2021 and which has the capacity to generate approximately 80 MW of electricity, each of which is as an Alternative Energy System because coal refuse is classified under Pennsylvania law as a Tier II Alternative Energy Source (large-scale hydropower is also classified in this tier). We are committed to generating our energy and managing our assets sustainably, and we believe that we are one of the first vertically integrated crypto asset mining companies with a focus on environmentally beneficial operations.
We believe that our integrated model of owning our own power plants and Bitcoin mining data center operations helps us to produce Bitcoin at a cost that is attractive versus the price of Bitcoin, and generally below the prevailing market price of power that many of our peers must pay and may have to pay in the future during periods of uncertain or elevated power pricing. Due to the environmental benefit resulting from the remediation of the sites from which the waste coal utilized by our two power generation facilities is removed, we also qualify for Tier II renewable energy tax credits (“RECs”) in Pennsylvania. These RECs are currently valued at approximately $18.00 per megawatt hour (“MWh”) and help reduce our net cost of power. We believe that our ability to utilize RECs in reducing our net cost of power further differentiates us from our public company peers that purchase power from third party sources or import power from the grid and that do not have access to RECs or other similar tax credits. Should power prices weaken to a level that is below the Company’s cost to produce power, we have the ability to purchase power from the PJM grid to ensure that we are producing Bitcoin at the lowest possible cost. Conversely, we are able to sell power to the PJM grid instead of using the power to produce Bitcoin, as we have recently done, on an opportunistic basis, when revenue from power sales exceeds Bitcoin mining revenue. We operate as a market participant through PJM Interconnection, a Regional Transmission Organization (“RTO”) that coordinates the movement of wholesale electricity. Our ability to sell energy in the wholesale generation market in the PJM RTO provides us with the ability to optimize between selling power to the grid, and mining for Bitcoin. We also believe that owning our own power source makes us a more attractive partner to crypto asset mining equipment purveyors. We intend to leverage these competitive advantages to continue to grow our business through the opportunistic acquisition of additional power generating assets and miners.
We expect that our net cost of power, taking into account RECs and waste coal tax credits that we receive, will be approximately $45.00 to $50.00 per MWh in the first quarter of 2023 and thereafter. This $45.00 to $50.00 per MWh corresponds to a cost per Bitcoin of $12,000 to $13,500 with modern miners and assuming a network hash rate of approximately 285 exahash per second (“EH/s”). We believe this cost to mine is attractive versus the price of Bitcoin and generally below the prevailing market price of power that many of our publicly traded peers who engage in Bitcoin mining, who do not generate their own power but instead must purchase it. For reference, per Bloomberg, as of March 24, 2022, the estimated cost to procure electricity over the forward

24-month period based on the forward power price curve for six major pricing points (Electric Reliability Council of Texas (“ERCOT”) North, ERCOT West, Mid-continent Independent System Operator (“MISO”) Illinois, MISO Indiana, PJM East, and PJM West) is approximately $52 per MWh, to which our expected cost of approximately $45.00 to $50.00 per MWh compares favorably.
As of March 28, 2023, we operate more than 29,500 Bitcoin miners with hash rate capacity of approximately 2.6 EH/s. Of these Bitcoin miners, more than 25,000 are wholly owned and not subject to a profit share component with hash rate capacity of approximately 2.2 EH/s. We host the remaining approximately 4,500 Bitcoin miners with hash rate capacity of approximately 420 petahash per second (“PH/s”). As of March 28, 2023, we expect to receive an additional approximately 0.2 EH/s related to the purchase agreement we entered into with MinerVa Semiconductor Corp. (“MinerVa”) dated April 2, 2021, representing 15% of the contracted hash rate. We believe that the remaining MinerVa miners are available to be shipped, but they have not yet been scheduled for delivery, and we do not know when they will be received, if at all We are actively evaluating incremental opportunities, representing over 2.5 EH/s, to fill our remaining data center slots. While no assurances can be made that we will receive the remaining MinerVa miners or be able to consummate any of these transactions, we believe that we will be able to fill our existing 4 EH/s of data center capacity later this year.
As we produce Bitcoin through our mining operations, we will from time-to-time exchange Bitcoins for fiat currency based on our internal cash management policy. We intend to hold enough fiat currency or hedge enough of our Bitcoin exposure to cover our projected near-term fiat currency needs, including liabilities and anticipated expenses and capital expenditures. In identifying our fiat currency needs, we will assess market conditions and review our financial forecast. We safeguard and keep private our digital assets by utilizing storage solutions provided by Anchorage Digital Bank (“Anchorage”), which require multi-factor authentication and utilize cold and hot storage. While we are confident in the security of our digital assets, we are evaluating additional measures to provide additional protection.
Recent Developments
Nasdaq Continued Listing Deficiency
As disclosed in our Form 8-K filing on December 6, 2022, on November 30, 2022, we received a written notification from the Nasdaq Stock Market LLC (“Nasdaq”) notifying us that, based upon the closing bid price of the Company’s Class A common stock, for the last 30 consecutive business days, the Class A common stock did not meet the minimum bid price of $1.00 per share required by Nasdaq Listing Rule 5450(a)(1), initiating an automatic 180 calendar-day grace period for the Company to regain compliance. Pursuant to the Nasdaq Listing Rule 5810(c)(3)(A), we have been granted a 180 calendar day compliance period, or until May 29, 2023, to regain compliance with the minimum bid price requirement. During the compliance period, our shares of Class A common stock will continue to be listed and traded on the Nasdaq Global Market. The Company will regain compliance with the minimum bid price requirement if at any time before May 29, 2023, the bid price for the Company’s Class A common stock closes at or above $1.00 per share for a minimum of 10 consecutive business days.
As disclosed in our Form 8-K filing on January 13, 2023, on January 9, 2023, stockholders holding a majority of our issued and outstanding Class A common stock and Class V common stock entitled to vote on such matters took action by written consent to authorize our board of directors (the “Board”) to effect a reverse stock split in its discretion with a ratio in a range from and including one-for-two (1:2) up to one-for-ten (1:10) at any time on or before June 30, 2023 (the “Reverse Stock Split”).
If we do not regain compliance within the allotted compliance period, including any extensions that may be granted by Nasdaq, Nasdaq will provide notice that the Company’s shares of Class A common stock will be subject to delisting. At such time, we may appeal the delisting determination to a hearings panel. We intend to continue to monitor the bid price levels for the Class A common stock and will consider appropriate alternatives to achieve compliance within the initial 180 calendar-day compliance period, including, among other things, the Reverse Stock Split. There can be no assurance, however, that we will be able to do so.
General Digital Asset Market Conditions
The prices of cryptocurrencies, including Bitcoin, have experienced substantial volatility. For example, the price of Bitcoin ranged from a low of approximately $29,000 to a high of approximately $69,000 during 2021 and ranged from approximately $16,000 to approximately $48,000 throughout 2022. During 2022 and more recently in 2023, a number of companies in the crypto assets industry have declared bankruptcy, including Core Scientific Inc., Celsius Network LLC (“Celsius”), Voyager Digital Ltd., Three Arrows Capital, BlockFi Lending LLC, FTX Trading Ltd. (“FTX”), and Genesis Global Holdco LLC (“Genesis Holdco”). Such bankruptcies have contributed, at least in part, to further price decreases in Bitcoin, a loss of confidence in the participants of the digital asset ecosystem and negative publicity surrounding digital assets more broadly. To date, aside from the general decrease in the price of Bitcoin and in our and our peers stock price that may be indirectly attributable to the bankruptcies in the crypto assets industry, we have not been indirectly or directly materially impacted by such bankruptcies. As of the date hereof, we have no direct or material contractual relationship with any company in the crypto assets industry that has experienced a bankruptcy. Additionally, there has been no impact on our hosting agreement or relationship with Foundry Digital, LLC or trading activities conducted with Genesis Global Trading, Inc. (“Genesis Trading”), an entity regulated by the New York Department of Financial Services and the SEC, that engages in the trading of our mined Bitcoin. The hosting agreement is performing in line with our expectations, and we continue to work towards the previously disclosed acquisition of the miners subject to the hosting agreement in exchange for cash, equity and profit share. Upon acquisition of these miners, the hosting arrangement would cease. The recent bankruptcy of Genesis Holdco, which is affiliated with the parent entity of Foundry and Genesis Trading, has not materially impacted this acquisition or the currently existing hosting arrangement, nor has it impacted trading activities with Genesis Trading. Additionally, we have had no direct exposure to Celsius, First Republic Bank, FTX, Signature Bank, Silicon Valley Bank, or Silvergate Capital Corporation. We continue to conduct diligence, including into liquidity or insolvency issues, on third-parties in the crypto asset space with whom we have potential or ongoing relationships. While we have not been materially impacted by any liquidity or insolvency issues with such third parties to date, there is no guarantee that our counterparties will not experience liquidity or insolvency issues in the future.
We safeguard and keep private our digital assets, including the Bitcoin that we mine, by utilizing storage solutions provided by Anchorage, which requires multi-factor authentication. While we are confident in the security of our digital assets held by Anchorage, given the broader market conditions, there can be no assurance that other crypto asset market participants, including Anchorage as our custodian, will not ultimately be impacted. Further, given the current conditions in the digital assets ecosystem, we generally liquidate our mined Bitcoin often, and at multiple points every week through Anchorage. We continue to monitor the digital assets industry as a whole, although it is not possible at this time to predict all of the risks stemming from these events that may result to us, our service providers, our counterparties, and the broader industry as a whole. We cannot provide any assurance that we will not be materially impacted in the future by bankruptcies of participants in the crypto asset space.
Emerging Growth Company and Smaller Reporting Company Status
As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:
•	We are not required to engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;
•
We are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	We are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes”; and
•
We are not required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering (the “IPO”) or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest of: (i) the last day of the first fiscal year in which our annual gross revenues are $1.235 billion or more; (ii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; (iii) on the last day of the fiscal year following the date of the fifth anniversary of our first sale of common equity securities under an effective registration statement or (iv) the date on which we are deemed to be a “large accelerated filer,” which will occur as of the end of any fiscal year in which we (x) have an aggregate market value of our common stock held by non-affiliates of $700 million or more as of the last business day of our most recently completed second fiscal quarter, (y) have been required to file annual and quarterly reports under the Exchange Act, for a period of at least 12 months and (z) have filed at least one annual report pursuant to the Exchange Act.
We have elected to take advantage of the reduced disclosure obligations listed above in this prospectus, and may elect to take advantage of other reduced reporting requirements in future filings. In particular, we have elected to adopt the reduced disclosure with respect to our executive compensation disclosure. As a result of this election, the information that we provide stockholders may be different than you might get from other public companies.
The JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for private companies. Our election to use the transition periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the extended transition periods permitted under the JOBS Act and that will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply with public company effective dates, such election would be irrevocable pursuant to the JOBS Act.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates exceeds $250 million as of the end of that fiscal year’s second fiscal quarter and (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the end of that fiscal year’s second fiscal quarter.
Our Offices
Our principal executive offices are located at 595 Madison Avenue, 28th Floor, New York, New York 10022, and our telephone number at that address is (845) 579-5992. Our website address is www.strongholddigitalmining.com. Information contained on our website does not constitute part of this prospectus.

The Offering
Issuer
Stronghold Digital Mining Inc.
Class A common stock offered by the selling stockholders
62,004,276 shares, consisting of (i) 248,304 shares of Class A common stock, (ii) 53,930,000 shares of Class A common stock that are issuable upon the conversion of shares of Series C Preferred Stock or exercise of the Pre-Funded Warrants, (iii) 4,825,972 shares of Class A common stock that are issuable upon the exercise of the Whitehawk Warrants, and (iv) 3,000,000 shares of Class A common stock that are issuable upon the exercise of the B&M Warrants.
Class A common stock outstanding
41,046,186 shares (as of March 31, 2023).
Class V common stock outstanding
26,057,600 shares (as of March 31, 2023). Class V shares do not have economic rights. In connection with any redemption of Stronghold LLC Units pursuant to the Redemption Right or our Call Right, the corresponding number of shares of Class V common stock will be cancelled.
Voting rights
Each outstanding share of our Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally. Each outstanding share of our Class V common stock entitles its holder to one vote on all matters to be voted on by stockholders generally. Holders of our Class A common stock and Class V common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or by our amended and restated certificate of incorporation. See “Description of Capital Stock.”
Use of proceeds
We will not receive any proceeds from the sale of the shares of our Class A common stock by the selling stockholders. However, we may receive proceeds from the exercise of the Warrants, if any Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes.
Registration Rights
Under the terms of the Registration Rights Agreements, we agreed to file this registration statement with respect to the registration of the resale by certain of the selling stockholders of all Registrable Securities (as defined in each Registration Rights Agreement), and to use our commercially reasonable efforts to cause this registration statement to become effective within the timeframes specified in the Registration Rights Agreements (but in no event after 60th calendar day following the date of each Registration Rights Agreement or, in the event of a review by the SEC, (i) the 90th calendar day, in the case of the Exchange Registration Rights Agreement and the Whitehawk Registration Rights Agreement, and (ii) the tenth calendar day following the completion of such review, in the case of the B&M Registration Rights Agreement). In addition, we agreed that, upon the registration statement being declared effective under the Securities Act, we will use commercially reasonable efforts to keep this registration statement continuously effective under the Securities Act until the date that all Registrable Securities covered hereby (i) have been sold hereunder or pursuant to Rule 144 of the Securities Act, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.
Dividend policy
We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business. We do not intend to pay cash dividends in the foreseeable future.
Redemption rights of Stronghold Unit Holders
Under the Fifth Amended and Restated Limited Liability Company Agreement of Stronghold LLC, as amended from time to time (the “Stronghold LLC Agreement”), each Stronghold Unit Holder (other than Stronghold Inc.), subject to certain limitations, has the right (the “Redemption Right”), to cause Stronghold LLC to acquire all or a portion of its Stronghold LLC Units for, at Stronghold LLC’s election, (i) shares of our Class A common stock at a redemption ratio of one share of Class A common stock for each Stronghold LLC Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions or (ii) an approximately equivalent amount of cash as determined pursuant to the terms of the Stronghold LLC Agreement. Alternatively, upon the exercise of the Redemption Right, Stronghold Inc. (instead of Stronghold LLC) has the right (the “Call Right”) to acquire each tendered Stronghold LLC Unit directly from the redeeming Stronghold Unit Holder for, at its election, (x) one share of Class A common stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (y) an approximately equivalent amount of cash as determined pursuant to the terms of the Stronghold LLC Agreement. In addition, Stronghold Inc. has the right to require (i) upon the acquisition by Stronghold Inc. of substantially all of the Stronghold LLC Units, certain minority unitholders or (ii) upon a change of control of Stronghold Inc., each Stronghold Unit Holder (other than Stronghold Inc.), in each case, to exercise its Redemption Right with respect to some or all of such unitholder’s Stronghold LLC Units. In connection with any redemption of Stronghold LLC Units pursuant to the

Redemption Right or the Call Right, the corresponding number of shares of Class V common stock will be cancelled. Defined terms have the meanings set forth in the 2022 Form 10-K.
Tax Receivable Agreement
Stronghold Inc. has entered into a Tax Receivable Agreement with Q Power and an agent named by Q Power (the “Tax Receivable Agreement”), which provides for the payment by Stronghold Inc. to Q Power (or its permitted assignees) of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax (computed using the estimated impact of state and local taxes) that Stronghold Inc. actually realizes (or is deemed to realize in certain circumstances) as a result of certain tax basis increases and certain tax benefits attributable to imputed interest. Stronghold Inc. will retain the remaining net cash savings, if any. See “Risk Factors” appearing in this prospectus and in the documents we file with the SEC that are incorporated by reference into this prospectus as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Tax Receivable Agreement” in the 2022 Form 10-K. Defined terms have the meanings set forth in the 2022 Form 10-K.
Listing symbol
Our Class A common stock is listed on The Nasdaq Global Market under the symbol “SDIG.”
Risk factors
You should carefully read and consider the information beginning on page 8 of this prospectus set forth under the heading “Risk Factors” and in the documents we file with the SEC that are incorporated by reference into this prospectus and all other information set forth in or incorporated by reference into this prospectus before deciding to invest in our Class A common stock.

RISK FACTORS
An investment in our Class A common stock involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” contained in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Form 10-K”), and any updates in our subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, together with the other information contained or incorporated by reference in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes, before investing in our Class A common stock. The occurrence of any of these risks could materially and adversely affect our business, financial condition, results of operations, in which case the trading price of our Class A common stock could decline and you could lose all or part of your investment.
Risks Related to our Class A Common Stock
If we are not able to comply with the applicable continued listing requirements or standards of Nasdaq, Nasdaq could delist our common stock.
Our Class A common stock is currently listed on the Nasdaq Global Market. In order to maintain such listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements.
As disclosed in our Form 8-K filing on December 6, 2022, on November 30, 2022, we received a written notification from Nasdaq notifying us that, based upon the closing bid price of our Class A common stock, for the last 30 consecutive business days, our Class A common stock did not meet the minimum bid price of $1.00 per share required by Nasdaq Listing Rule 5450(a)(1). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), we have an automatic 180 calendar-day grace period, or until May 29, 2023, to regain compliance with the minimum bid price requirement. During the compliance period, shares of our Class A common stock will continue to be listed and traded on the Nasdaq Global Market. If we do not regain compliance during the compliance period, we may be afforded a second 180 calendar day period to regain compliance if, among other things, we meet certain listing requirements of, and elect to transfer to, the Nasdaq Capital Market. We will regain compliance with the minimum bid price requirement if at any time before May 29, 2023, the bid price for our Class A common stock closes at or above $1.00 per share for a minimum of 10 consecutive business days. See “Recent Developments” on page 2 of this prospectus for additional information regarding the noncompliance letter.
We intend to monitor the closing bid price of our Class A common stock and assess potential actions, including effecting the Reverse Stock Split, to regain compliance, but there is no assurance that we will be able to regain compliance, including under the specified grace period or any extensions thereof. Even if we were to regain compliance with the deficiency noted above, we may, again, in the future fall out of compliance with such standards. A delisting of our Class A common stock could have an adverse effect on the market price of, and the efficiency of the trading market for, such common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and less coverage of us by securities analysts, if any. Also, if in the future we were to determine that we need to seek additional equity capital, having been delisted or being subject to delisting proceedings could have an adverse effect on our ability to raise capital in the public or private markets.
Sales of substantial amounts of our Class A common stock by the selling stockholders, or the perception that these sales could occur, could adversely affect the price of our Class A common stock.
We are registering the offer and sale of the Class A common shares covered by this prospectus to, among other things, satisfy the registration rights we granted to certain of the selling stockholders pursuant to the Registration Rights Agreements, so that the Class A common stock may be offered for sale into the public market by the selling stockholders. Subject to certain exceptions, we may be obligated to keep this prospectus current so that the shares of Class A common stock covered by this prospectus can be sold in the public market at any time. The number of shares of Class A common stock covered by this prospectus is significant in relation to our currently outstanding Class A common stock and the historical trading volume of our Class A common stock. The sale by the selling stockholders of all or a significant portion of the shares of Class A common stock covered by this prospectus could have a material adverse effect on the market price of our Class A common stock. In addition, the perception in the public markets that the selling stockholders might sell all or a portion of the shares of Class A common stock covered by this prospectus could also, in and of itself, have a material adverse effect on the market price of our Class A common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The information in this prospectus includes “forward-looking statements.” All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “may,” “might,” “will,” “should,” “seek,” “approximately,” “plan,” “possible,” “potential,” “predict,” “continue,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” or the negative of such terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” included in this prospectus or included in the 2022 Form 10-K, or any subsequent updates in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.
Forward-looking statements may include statements about:
•	the hybrid nature of our business model, which is highly dependent on the price of Bitcoin;
•	our dependence on the level of demand and financial performance of the crypto asset industry;
•	our substantial indebtedness and its effect on our results of operations and our financial condition;
•	our ability to manage our growth, business, financial results and results of operations;
•	uncertainty regarding our evolving business model;
•	our ability to raise capital to fund our business and growth;
•	our ability to maintain sufficient liquidity to fund operations, growth and acquisitions;
•	uncertainty regarding the outcomes of any investigations or proceedings;
•	our ability to retain management and key personnel and the integration of new management;
•	our ability to enter into purchase agreements, acquisitions and financing transactions;
•	our ability to maintain our relationships with our third-party brokers and our dependence on their performance;
•	public health crises, epidemics, and pandemics such as the coronavirus (“COVID-19”) pandemic;
•	our ability to procure crypto asset mining equipment from foreign-based suppliers;
•
developments and changes in laws and regulations, including increased regulation of the crypto asset industry through legislative action and revised rules and standards applied by The Financial Crimes Enforcement Network under the authority of the U.S. Bank Secrecy Act and the Investment Company Act;

•	the future acceptance and/or widespread use of, and demand for, Bitcoin and other crypto assets;
•	our ability to respond to price fluctuations and rapidly changing technology;
•	our ability to operate our coal refuse power generation facilities as planned;
•	our ability to avail ourselves of tax credits for the clean-up of coal refuse piles; and
•	legislative or regulatory changes, and liability under, or any future inability to comply with, existing or future energy regulations or requirements.
We caution you that these forward-looking statements are subject to a variety of risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, decline in demand for our products and services, the seasonality and volatility of the crypto asset industry, our acquisition strategies, the inability to comply with developments and changes in regulation, cash flow and access to capital, maintenance of third party relationships, the COVID-19 pandemic and the other risks described under “Risk Factors” in this prospectus and in the documents we file with the SEC that are incorporated by reference into this prospectus.
Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.
All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS
We are registering 62,004,276 shares, consisting of (i) 248,304 shares of Class A common stock, (ii) 53,930,000 shares of Class A common stock that are issuable upon the conversion of shares of Series C Preferred Stock or exercise of the Pre-Funded Warrants, (iii) 4,825,972 shares of Class A common stock that are issuable upon the exercise of the Whitehawk Warrants, and (iv) 3,000,000 shares of Class A common stock that are issuable upon the exercise of the B&M Warrants. We will not receive any proceeds from the sale of the shares of our Class A common stock by the selling stockholders. However, we may receive proceeds from the exercise of the Warrants, if any Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes. The net proceeds from the sale of the shares of our Class A common stock offered pursuant to this prospectus will be received by the selling stockholders for their respective accounts. Pursuant to the Registration Rights Agreements, we have agreed to pay all fees and expenses relating to registering these shares of our Class A common stock. The selling stockholders will pay any broker commissions or similar commissions or fees incurred for the sale of such shares.

SELLING STOCKHOLDERS
Pursuant to the Transaction Agreements, we entered into the Registration Rights Agreements and agreed to prepare and file this registration statement covering the resale of all Registrable Securities (as defined in each Registration Rights Agreement), and to use our commercially reasonable efforts to cause this registration statement to become effective within the timeframes specified in the Registration Rights Agreements (but in no event after 60th calendar day following the date of each Registration Rights Agreement or, in the event of a review by the SEC, (i) the 90th calendar day, in the case of the Exchange Registration Rights Agreement and the Whitehawk Registration Rights Agreement, and (ii) the tenth calendar day following the completion of such review, in the case of the B&M Registration Rights Agreement). In addition, we agreed that, upon the registration statement being declared effective under the Securities Act, we will use commercially reasonable efforts to keep the registration statement continuously effective under the Securities Act until the date that all Registrable Securities covered hereby (i) have been sold thereunder or pursuant to Rule 144 of the Securities Act, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.
We are registering 62,004,276 shares, consisting of (i) 248,304 shares of Class A common stock, (ii) 53,930,000 shares of Class A common stock that are issuable upon the conversion of shares of Series C Preferred Stock or exercise of the Pre-Funded Warrants, (iii) 4,825,972 shares of Class A common stock that are issuable upon the exercise of the Whitehawk Warrants, and (iv) 3,000,000 shares of Class A common stock that are issuable upon the exercise of the B&M Warrants, in order to permit the selling stockholders to offer such shares for resale from time to time pursuant to this prospectus. This prospectus also covers any additional securities that may become issuable in respect of the shares described in this paragraph by reason of stock splits, stock dividends or other similar transactions.
On December 30, 2022, we entered into the Exchange Agreement with certain of the selling stockholders for the issuance and sale of 23,102 shares of Series C Preferred Stock. Subject to certain ownership limitations, shares of Series C Preferred Stock are convertible upon issuance and will be convertible for five years commencing upon the date of issuance, at which point they will automatically convert into shares of Class A common stock or, subject to certain ownership limitations, into Pre-Funded Warrants. Subject to certain ownership limitations, the Pre-Funded Warrants are exercisable upon issuance and do not terminate until exercised in full. The transactions pursuant to the Exchange Agreement were consummated on February 20, 2023.
When we refer to the “selling stockholders” in this prospectus, we mean the persons and entities listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in shares of our Class A common stock, in accordance with the terms of any applicable Registration Rights Agreement and other than through a public sale.
The table below lists the selling stockholders and other information regarding the ownership of the shares of Class A common stock by the selling stockholders. This includes the number of shares of Class A common stock owned by the selling stockholders, based on information provided to us by each selling stockholder, based on its ownership of the shares of Class A common stock and securities convertible or exercisable into shares of Class A common stock, as of March 31, 2023 (except as noted in the footnotes to the table below), assuming conversion or exercise of the securities convertible into or exercisable for shares of Class A common stock held by such selling stockholder on that date, if applicable, without regard to any limitations on conversions or exercises.
This prospectus generally covers the resale of the maximum number of Class A common stock that may be received upon conversion of the Series C Preferred Stock and exercise of the Warrants. The table below assumes that the outstanding shares of Series C Preferred Stock and the Warrants were converted or exercised, as applicable, in full into shares of Class A common stock as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, without regard to any limitations, including any applicable Beneficial Ownership Limitations (as defined below), on the conversion of the Series C Preferred Stock or the exercise of the Warrants. The column titled “Shares Beneficially Owned After the Offering” assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.
Under the terms of (i) the Series C Preferred Stock and the Pre-Funded Warrants, (ii) certain of the Whitehawk Warrants, and (iii) the B&M Warrants, a selling stockholder may not convert the Series C Preferred Stock or exercise the Warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Class A common stock which would exceed 9.99% of our then outstanding Class A common stock following such conversion or exercise (or 4.99% in the case of the B&M Warrants), excluding for purposes of such determination shares of Class A common stock issuable upon the conversion of such Series C Preferred Stock or exercise of such Warrants which have not been converted or exercised (collectively, the “Beneficial Ownership Limitations”). The number of shares in the table do not reflect the Beneficial Ownership Limitations.
Except as noted in the footnotes to the table below or elsewhere in this prospectus, the selling stockholders do not have, and have not had since our inception, any position, office or other material relationship with us or any of our affiliates. Based on information provided to us by each selling stockholder and as of the date the same was provided to us, assuming that such selling stockholder sells all the shares of our Class A common stock beneficially owned by it that have been registered by us pursuant to this registration statement and does not acquire any additional shares during the offering, the selling stockholders will not own any shares other than those appearing in the column entitled “Shares Beneficially Owned After the Offering.” See “Plan of Distribution.” We cannot advise as to whether the selling stockholders will in fact sell any or all of such shares. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.
	Shares Beneficially Owned Prior to the Offering(1)			Number of Shares Being Offered(1)	Shares Beneficially Owned After the Offering(1)
	Class A Common Stock		Cumulative Voting Power	Class A Common Stock	Class A Common Stock		Cumulative Voting Power
Name of Selling Stockholder	Number	%(1)	%(1)	Number	Number	%	%
Adage Capital Partners L.P.(2)	38,979,687	48.7%	36.7%	38,956,483	23,204	*	*
Continental General Insurance Company(3)	12,401,607	24.0%	15.9%	10,695,370	1,706,237	4.2%	2.5%
Parallaxes Capital Opportunity Fund IV, L.P.(4)	5,004,557	10.9%	6.9%	4,278,147	726,410	1.8%	1.1%
Whitehawk Finance LLC(5)	4,825,972	10.5%	6.7%	4,825,972	0	*	*
Bruce – Merrilees Electric Co.(6)	3,000,000	6.8%	4.3%	3,000,000	0	*	*
150 Bond LLC(7)	248,304	*	*	248,304	0	*	*
*	Indicates beneficial ownership of less than 1%.
(1)
Assumes that the outstanding Series C Preferred Stock and Warrants will be converted or exercised in full into shares of Class A common stock, without regard to any limitations, including any applicable Beneficial Ownership Limitations, on the conversion of the Series C Preferred Stock or exercise of the Warrants. Under the terms of the Series C Preferred Stock and the Warrants, a selling stockholder may not convert the Series C Preferred Stock or exercise the Warrants to the extent such conversion or exercise would cause such selling stockholder to exceed the applicable Beneficial Ownership Limitations.

(2)
Consists of (i) 38,956,483 shares of Class A common stock that are issuable upon the conversion of the shares of Series C Preferred Stock held by Adage Capital Partners, L.P. (or upon exercise of the Pre-Funded Warrants issuable to Adage Capital Partners, L.P., when and if issued), and (ii) 23,204 shares of Class A common stock that are issuable upon the exercise of certain other warrants held by Adage Capital Partners, L.P. (collectively, the “Adage Securities”). The Adage Securities are directly held by Adage Capital Partners, L.P., and the following reporting persons may be deemed to beneficially own the Adage Securities: (i) Adage Capital Partners, L.P. has shared voting power and shared dispositive power over the Adage Securities, (ii) Adage Capital Partners GP, L.L.C., as the general partner of Adage Capital Partners L.P., has shared voting power and shared dispositive power over the Adage Securities, (iii) Adage Capital Advisors, L.L.C., as the managing member of Adage Capital Partners GP, L.L.C., has shared voting power and shared dispositive power over the Adage Securities, (iv) Robert Atchinson, as a managing member of Adage Capital Advisors, L.L.C., has shared voting power and shared dispositive power over the Adage Securities and (v) Phillip Gross, as a managing member of Adage Capital Advisors, L.L.C., has shared voting and shared dispositive power over the Adage Securities. Each of Adage Capital Partners,

L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson and Phillip Gross disclaims beneficial ownership, except to the extent of their respective pecuniary interests therein. The principal business office of each of Adage Capital Partners L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson and Phillip Gross is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.
(3)
As of April 3, 2023, consists of (i) 1,706,237 shares of Class A common stock held by Continental General Insurance Company and its affiliates, and (ii) 10,695,370 shares of Class A common stock that are issuable upon the conversion of the shares of Series C Preferred Stock held by Continental General Insurance Company (or upon exercise of the Pre-Funded Warrants issuable to Continental General Insurance Company, when and if issued) (collectively, the “CGIC Securities”). Beneficial ownership of the CGIC Securities is as follows: (i) Continental General Insurance Company has shared voting power and shared dispositive power over 12,257,607 shares of Class A common stock that it directly beneficially owns, (ii) MG Capital Management has shared voting power and shared dispositive power over 144,000 shares of Class A common stock that it directly beneficially owns, (iii) Continental Insurance Group, Ltd., as the sole owner of Continental General Insurance Company, has shared voting power and shared dispositive power over 12,257,607 shares of Class A common stock, (iv) Continental General Holdings LLC, as the sole owner of Continental Insurance Group, Ltd., has shared voting power and shared dispositive power over 12,257,607 shares of Class A common stock, and (v) Michael Gorzynski, as the sole Director of MG Capital Management and as Manager of Continental General Holdings LLC, has shared voting and shared dispositive power over 12,401,607 shares of Class A common stock. Each of Continental General Insurance Company, MG Capital Management, Continental Insurance Group, Ltd., Continental General Holdings LLC and Michael Gorzynski disclaims beneficial ownership, except to the extent of their respective pecuniary interests therein. The principal business office of Michael Gorzynski is 595 Madison Avenue, 30th Floor, New York, NY 10022. The principal business office of MG Capital Management is c/o Campbells LLP, Floor 4, Willow House, Cricket Square, Grand Cayman, KY1-9010, Cayman Islands. The principal business office of each of Continental General Insurance Company, Continental Insurance Group, Ltd., and Continental General Holdings LLC is 11001 Lakeline Blvd., Ste. 120, Austin, TX 78717.

(4)
Consists of (i) 4,278,147 shares of Class A common stock that are issuable upon the conversion of the shares of Series C Preferred Stock held by Parallaxes Capital Opportunity Fund IV, L.P. (or upon exercise of the Pre-Funded Warrants issuable to Parallaxes Capital Opportunity Fund IV, L.P., when and if issued), and (ii) 726,410 shares of Class A common stock issuable upon the exercise of certain other warrants held by Parallaxes Capital Opportunity Fund IV, L.P. (the “Parallaxes Securities”). The Parallaxes Securities are directly held by Parallaxes Capital Opportunity Fund IV, L.P., and the following persons may be deemed to beneficially own the Parallaxes Securities: (i) Parallaxes Capital Opportunity Fund IV, L.P. has shared voting power and shared dispositive power over the Parallaxes Securities, (ii) Parallaxes Capital Opportunity Fund IV G.P., L.P., as the general partner of Parallaxes Capital Opportunity Fund IV, L.P., has shared voting power and shared dispositive power over the Parallaxes Securities, (iii) Parallaxes Capital Opportunity Fund IV G.P. Holdings, LLC, as the general partner of Parallaxes Capital Opportunity Fund IV G.P., L.P., has shared voting power and shared dispositive power over the Parallaxes Securities, (iv) Andrew Lee, as the sole member of Parallaxes Capital Opportunity Fund IV G.P. Holdings, LLC, has shared voting and shared dispositive power over the Parallaxes Securities. Each of Parallaxes Capital Opportunity Fund IV, L.P., Parallaxes Capital Opportunity Fund IV G.P., L.P., Parallaxes Capital Opportunity Fund IV G.P. Holdings, LLC, and Andrew Lee disclaims beneficial ownership, except to the extent of their respective pecuniary interests therein. The principal business office of each of Parallaxes Capital Opportunity Fund IV, L.P., Parallaxes Capital Opportunity Fund IV G.P., L.P., Parallaxes Capital Opportunity Fund IV G.P. Holdings, LLC, and Andrew Lee is 250 Park Avenue, Floor 7, New York, NY 10177.

(5)
Consists of 4,825,972 shares of Class A common stock that are issuable upon the exercise of the Whitehawk Warrants held by Whitehawk Finance LLC (the “Whitehawk Securities”). The Whitehawk Securities are directly held by Whitehawk Finance LLC, and the following persons may be deemed to beneficially own the Whitehawk Securities: (i) Whitehawk Finance LLC has shared voting power and shared dispositive power over the Whitehawk Securities, (ii) John Ahn, as the 100% owner of Whitehawk Finance LLC, has shared voting power and shared dispositive power over the Whitehawk Securities, and (iii) Harry Chung, an authorized person of Whitehawk Finance LLC, has shared voting power and shared dispositive power over the Whitehawk Securities. Each of Whitehawk Finance LLC, John Ahn and Harry Chung disclaims beneficial ownership of the Whitehawk Securities except to the extent of their respective pecuniary interests therein. The principal business office of each of Whitehawk Finance LLC, John Ahn and Harry Chung is 11601 Wilshire Boulevard, Suite 1250, Los Angeles, CA 90025. Pursuant to the terms of the Credit Agreement, for so long as the Credit Agreement is in effect the administrative agent under the Credit Agreement, at the direction of the Required Lenders (as defined in the Credit Agreement and which is currently Whitehawk Finance LLC), has the right to designate a representative to attend meetings of our Board and committees as an observer. Additionally, pursuant to the terms of the Credit Agreement, we agreed to appoint one independent director reasonably satisfactory to Whitehawk Finance LLC, and to nominate and recommend a vote for an independent director reasonably satisfactory to the Required Lenders for so long as unpaid amounts remain outstanding under the Credit Agreement. On March 7, 2023, we appointed Thomas Doherty to our Board.

(6)
Consists of 3,000,000 shares of Class A common stock that are issuable upon the exercise of the B&M Warrants held by Bruce – Merrilees Electric Co. (the “B&M Securities”). Bruce – Merrilees Electric Co. has sole voting power and sole dispositive power with respect to the B&M Securities, and disclaims beneficial ownership of the B&M Securities except to the extent of its pecuniary interests therein. The principal business office of Bruce – Merrilees Electric Co. is 930 Cass Street, New Castle, PA 16101.

(7)
Consists of 248,304 shares of Class A common stock directly held by 150 Bond LLC (the “150 Bond Securities”). 150 Bond LLC has sole voting power and sole dispositive power with respect to the 150 Bond Securities, and disclaims beneficial ownership of the 150 Bond Securities except to the extent of its pecuniary interests therein. The principal business office of 150 Bond LLC is 740 Broadway, Suite 603, New York, NY 10003.

DESCRIPTION OF CAPITAL STOCK
The authorized capital stock of Stronghold Inc. consists of 238,000,000 shares of Class A common stock, $0.0001 par value per share, 50,000,000 shares of Class V common stock, $0.0001 par value per share, and 50,000,000 shares of preferred stock, $0.0001 par value per share, of which a series of 23,102 shares of Series C Preferred Stock has been designated. As of March 31, 2023, there were 41,046,186 shares of Class A common stock, 26,057,600 shares of Class V common stock, and 21,542 shares of Series C Preferred Stock issued and outstanding. As of March 31, 2023, there were 37 stockholders of record of our Class A common stock, one stockholder of record of our Class V common stock and three stockholders of record of our Series C Preferred Stock.
The following summary of the capital stock, our second amended and restated certificate of incorporation and amended and restated bylaws of Stronghold Inc. does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our second amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.
Class A Common Stock
Voting Rights. Holders of shares of Class A common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. The holders of Class A common stock do not have cumulative voting rights in the election of directors.
Dividend Rights. Holders of shares of our Class A common stock are entitled to ratably receive dividends when and if declared by our Board out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.
Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Class A common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.
Other Matters. The shares of Class A common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A common stock. All issued and outstanding shares of our Class A common stock are fully paid and non-assessable.
Class V Common Stock
Voting Rights. Holders of shares of our Class V common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of shares of our Class A common stock and Class V common stock vote together as a single class on all matters presented to our stockholders for their vote or approval.
Dividend and Liquidation Rights. Holders of our Class V common stock do not have any right to receive dividends, unless (i) the dividend consists of shares of our Class V common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for shares of Class V common stock paid proportionally with respect to each outstanding share of Class V common stock and (ii) a dividend consisting of shares of Class A common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for shares for Class A common stock on equivalent terms is simultaneously paid to the holders of Class A common stock. Holders of our Class V common stock do not have any right to receive a distribution upon a liquidation or winding up of Stronghold Inc.
Other Matters. The shares of Class V common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class V common stock. All outstanding shares of our Class V common stock are fully paid and non-assessable.
Preferred Stock
General Description
Our second amended and restated certificate of incorporation authorizes our Board, subject to any limitations prescribed by law, without further shareholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.0001 per share, covering up to an aggregate of 50,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the Board.
Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders. In some cases, the issuance of preferred stock could delay or discourage a change of control in us.
The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation.
Series C Preferred Stock
Pursuant to our Certificate of Designations (the “Certificate of Designations”), filed with the Secretary of State of the State of Delaware with respect to the Series C Preferred Stock, we designated 23,102 shares of our authorized and unissued preferred stock as Series C Preferred Stock, and established the rights, preferences and privileges of the Series C Preferred Stock, which are summarized below. As of March 31, 2023, we had 21,542 shares of Series C Preferred Stock outstanding.
Designation and Amount. The Certificate of Designations designates twenty-three thousand, one hundred two (23,102) shares of Series C Preferred Stock, with each share having a stated value of $1,000, subject to any adjustment for stock splits, stock combinations, recapitalizations and similar transactions as set forth in the Certificate of Designations (the “Stated Value”).
Ranking and Liquidation Preference. The Series C Preferred Stock ranks, with respect to rights upon an acquisition, merger or consolidation of the Company, sale of all or substantially all assets of the Company, other business combination or liquidation, dissolution or winding up of the affairs of the Company, either voluntary or involuntary (collectively, a “Liquidation Event”), (i) senior to the Class A common stock and Class V common stock and any other class or series of capital stock of the Company the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series C Preferred Stock with respect to a Liquidation Event (“Junior Stock”), (ii) on a parity with any other class or series of capital stock of the Company the terms of which provide that such class or series ranks on a parity with the Series C Preferred Stock with respect to a Liquidation Event (“Parity Stock”), and (iii) junior to any other class or series of capital stock of the Company the terms of which expressly provide that such class or series ranks senior to the Series C Preferred Stock with respect to a Liquidation Event (“Senior Stock”). In the event of a Liquidation Event, each holder of shares of Series C Preferred Stock then outstanding shall be entitled to receive, before any payment or distribution of any assets of the Company shall be made or set apart for holders of the Junior Stock, an amount per share of Series C Preferred Stock equal to the Stated Value.
Voting Rights. Except as required by the DGCL or our second amended and restated certificate of incorporation, holders of shares of Series C Preferred Stock do not have any voting rights, except that the approval of holders of at least two-thirds (66.67%) of the then-outstanding shares of Series C Preferred Stock is required to (i) amend, alter, repeal or otherwise modify (whether by merger, operation of law, consolidation or otherwise) (a) any provision of our second amended and restated certificate of incorporation or our amended and restated bylaws in a manner that would adversely affect the powers, rights, preferences or privileges of the Series C Preferred Stock, or (b) any provision of the Certificate of Designations, (ii) authorize, create, increase the amount of, or issue any Series C Preferred Stock or any class or series of Senior Stock or Parity Stock or any security convertible into, or exchangeable or exercisable for, shares of Series C Preferred Stock, Senior Stock, or Parity Stock, (iii) authorize, enter into or otherwise engage in a Fundamental Transaction (as defined in the Certificate of Designations) unless such Fundamental Transaction does not adversely affect the rights, preferences or privileges of the Series C Preferred Stock, and (iv) agree or consent to any of the foregoing.
Optional Conversion. Each holder is entitled, upon written notice to the Company, to convert all or a portion of such holder’s outstanding shares of Series C Preferred Stock into a number of shares of Class A common stock (an “Optional Conversion”) at a conversion rate equal to (i) the Stated Value plus cash in lieu of any fractional shares, divided by (ii) a conversion price of $0.40 per share of Class A common stock, subject to certain adjustments provided in the Certificate of Designations (the “Conversion Price”). A holder does not have the right to effect an Optional Conversion to the extent that, after giving effect to such conversion, such holder (together with such holder’s affiliates and any person acting as a group with such holder or any of its affiliates) would beneficially own in excess of 9.99% of the number of shares of Class A common stock outstanding immediately after giving effect to such conversion (the “Series C Beneficial Ownership Limitation”).
In the event of any Fundamental Transaction, as described in the Certificate of Designations and generally including any merger with or into another entity, sale of all or substantially all of the Company’s assets, tender offer or exchange offer, reclassification of shares of the Class A common stock, or stock purchase agreement or other business combination wherein another person or group acquires more than 50% of the then-outstanding shares of Class A common stock, then upon any subsequent Optional Conversion or the Automatic Conversion (as defined below), the holder has the right to receive as alternative consideration, for each share of Class A common stock that would have been issuable upon such Optional Conversion or the Automatic Conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Class A common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of Class A common stock into which the shares of Series C Preferred Stock are convertible immediately prior to such event.
Automatic Conversion. Upon the fifth anniversary of the date of issuance of the Series C Preferred Stock, each share of Series C Preferred Stock then outstanding will automatically and immediately convert into shares of Class A common stock or, to the extent such conversion would cause a holder to exceed the Series C Beneficial Ownership Limitation, into Pre-Funded Warrants (the “Automatic Conversion”).
Other Rights. The Series C Preferred Stock is not entitled to receive dividends, does not have preemptive or subscription rights, and has no redemption or sinking fund provisions or rights.
This summary of certain provisions of the Certificate of Designations is not intended to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the Certificate of Designations.
Registration Rights Agreements
We have entered into various registration rights agreements, certain of which have continued registration obligations. The following summary of certain provisions of the Registration Rights Agreements and of the Armistice Registration Rights Agreement (as defined below) is not intended to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the Registration Rights Agreements and of the Armistice Registration Rights Agreement.
Registration Rights Agreements
Pursuant to the Registration Rights Agreements, we have agreed to file this registration statement with respect to the registration of the resale by certain of the selling stockholders of all Registrable Securities (as defined in each Registration Rights Agreement), and to use our commercially reasonable efforts to cause this registration statement to become effective within the timeframes specified in each Registration Rights Agreement (but in no event after 60th calendar day following the date of each Registration Rights Agreement or, in the event of a review by the SEC, (i) the 90th calendar day, in the case of the Exchange Registration Rights Agreement and the Whitehawk Registration Rights Agreement, and (ii) the tenth calendar day following the completion of such review, in the case of the B&M Registration Rights Agreement). In addition, we agreed that, upon the registration statement being declared effective under the Securities Act, we will use commercially reasonable efforts to keep this registration statement continuously effective under the Securities Act until the date that all Registrable Securities covered hereby (i) have been sold thereunder or pursuant to Rule 144 of the Securities Act, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.
We have agreed to indemnify the selling stockholders for certain violations of federal or state securities laws in connection with any registration statement in which such selling stockholders sells its Registrable Securities pursuant to these registration rights. The selling stockholders will, in turn, agree to indemnify us for federal or state securities law violations that occur in reliance upon written information it provides to us for use in the registration statement.

Armistice Registration Rights Agreement
On September 13, 2022, pursuant to the terms of a securities purchase agreement, dated September 13, 2022, between us and Armistice (the “Armistice SPA”) we entered into a registration rights agreement (the “Armistice Registration Rights Agreement”) with Armistice Capital Master Fund Ltd (“Armistice”) pursuant to the terms of a securities purchase agreement, dated September 13, 2022, between us and Armistice (the “Armistice SPA”). Pursuant to the Armistice Registration Rights Agreement, we were required to file a registration statement covering the resale of the securities issued and sold pursuant to the Armistice SPA with the SEC on a continuous basis pursuant to Rule 415 promulgated under the Securities Act and, upon such registration statement being declared effective under the Securities Act, to use commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act until the date that all securities covered thereunder (i) have been sold thereunder or pursuant to Rule 144 of the Securities Act, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144. We filed such registration statement with the SEC on October 13, 2022 (SEC File No. 333-267869), and it was declared effective by the SEC on February 10, 2023.
Anti-Takeover Effects of Provisions of Our Second Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law
Some provisions of Delaware law, and our second amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on Nasdaq, from engaging in any business combination with any interested shareholder for a period of three years following the date that the shareholder became an interested shareholder, unless:
•	the transaction is approved by the Board before the date the interested shareholder attained that status;
•
upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
on or after such time the business combination is approved by the Board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.

Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Provisions of our second amended and restated certificate of incorporation and our amended and restated bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Class A common stock.

Among other things, our second amended and restated certificate of incorporation and our amended and restated bylaws:
•
establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of shareholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our amended and restated bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

•
provide that the authorized number of directors may be changed only by resolution of the Board, unless the amended and restated certificate of incorporation fixes the number of directors, in which case, a change in the number of directors shall be made only by amendment of the certificate of incorporation;

•
provide that our amended and restated certificate of incorporation may only be amended by the affirmative vote of the holders of at least 50% of our then outstanding of stock in the Company entitled to voted thereon, voting together as a single class;

•
provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•
provide that prior to the date on which Q Power and its affiliates no longer beneficially owns 40% or more of the combined outstanding shares of Class A common stock and Class V common stock (the “Trigger Date”), any action required or permitted to be taken at any annual meeting or special meeting of the stockholders of the Company may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. On and after the Trigger Date, subject to the rights of holders of any series of preferred stock with respect to such series of preferred stock, any action required or permitted to be taken by our stockholders must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing;

•
provide that the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of common stock entitled to vote generally in the election of directors, acting at a meeting of the stockholders or by written consent (if permitted), subject to the rights of the holders of any series of preferred stock, shall be required to remove any or all of the directors from office, and such removal may be with or without “cause”;

•	provide that special meetings of our stockholders may only be called by the chief executive officer, the chairman of the board (or any co-chairman), or by a majority of the board;
•	provide that our bylaws can be amended by the Board or stockholders of 66 2/3% of the voting power of the then-outstanding shares of stock entitled to vote thereon; and
•	prohibit cumulative voting for the election of directors, unless otherwise provided in the amended and restated certificate of incorporation.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the amended and restated certificate of incorporation specifically authorizes cumulative voting. Our second amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.

Forum Selection
Our second amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:
•	any derivative action or proceeding brought on our behalf;
•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;
•
any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our second amended and restated certificate of incorporation or our bylaws; or

•
any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction. Our second amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision. Although we believe these provisions will benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our second amended and restated certificate of incorporation is inapplicable or unenforceable.
Corporate Opportunities
Our second amended and restated certificate of incorporation, to the fullest extent permitted by law, renounces any reasonable expectancy interest that we have in, or right to be offered an opportunity to participate in, any corporate or business opportunities that are from time to time presented to Q Power, its affiliated directors and affiliates, and our non-employee directors, and that, to the fullest extent permitted by law, such persons will have no duty to refrain from engaging in any transaction or matter that may be a corporate or business opportunity in which we or any of our subsidiaries could have an interest or expectancy. In addition, to the fullest extent permitted by law, in the event that Q Power, its affiliated directors and affiliates, and our directors acquire knowledge of any such opportunity, other than in their capacity as a member of our Board, such person will have no duty to communicate or present such opportunity to us or any of our subsidiaries, and they may take any such opportunity for themselves or offer it to another person or entity.
Limitation of Liability and Indemnification Matters
Our second amended and restated certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:
•	for any breach of their duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or
•	for any transaction from which the director derived an improper personal benefit.
This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.
Our amended and restated bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our bylaws also permits us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We intend to enter into indemnification agreements with each of our current and future directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our amended and restated certificate of incorporation and the indemnification agreements facilitates our ability to continue to attract and retain qualified individuals to serve as directors and officers.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action; provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.
Stock Exchange Listing
Our Class A common stock is listed on The Nasdaq Global Market and trades under the symbol “SDIG.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our Class A common stock by a non-U.S. holder (as defined below), that holds our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the IRS with respect to the statements made and the positions and conclusions described in the following summary, and there can be no assurance that the IRS or a court will agree with such statements, positions and conclusions.
This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the impact of the Medicare surtax on certain net investment income, U.S. federal estate or gift tax laws, any U.S. state or local or non-U.S. tax laws or any tax treaties. This summary also does not address all U.S. federal income tax considerations that may be relevant to particular non-U.S. holders in light of their personal circumstances or that may be relevant to certain categories of investors that may be subject to special rules, such as:
•	banks, insurance companies or other financial institutions;
•	tax-exempt or governmental organizations;
•	tax qualified retirement plans;
•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);
•	dealers in securities or foreign currencies;
•	persons whose functional currency is not the U.S. dollar;
•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes or holders of interests therein;
•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;
•	persons that acquired our Class A common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;
•
persons that hold our Class A common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and

•	certain former citizens or long-term residents of the United States.
PROSPECTIVE INVESTORS SHOULD CONSULT WITH AND RELY SOLELY UPON THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE OR LOCAL OR NON-U.S. TAXING JURISDICTION, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined
For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our Class A common stock that is not for U.S. federal income tax purposes a partnership or any of the following:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our Class A common stock to consult with and rely solely upon their own tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A common stock by such partnership.
Distributions
We do not expect to pay any distributions on our Class A common stock in the foreseeable future. However, in the event we do make distributions of cash or other property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our Class A common stock and thereafter as capital gain from the sale or exchange of such Class A common stock. See “—Gain on Sale or Other Taxable Disposition of Class A Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our Class A common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.
Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.
Gain on Sale or Other Taxable Disposition of Class A Common Stock
Subject to the discussion below under “—Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:
•
the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•
the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•
our Class A common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the non-U.S. holder in the United States.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).
Generally a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, in the event that we become a USRPHC, as long as our Class A common stock is and continues to be “regularly traded on an established securities market”(within the meaning of the U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the Class A common stock, more than 5% of our Class A common stock will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition of our Class A common stock as a result of our status as a USRPHC. If we were to become a USRPHC and our Class A common stock were not considered to be regularly traded on an established securities market, each non-U.S. holder (regardless of the percentage of stock owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of our Class A common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.
Non-U.S. holders should consult with their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A common stock, including regarding potentially applicable income tax treaties that may provide for different rules.
Backup Withholding and Information Reporting
Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).
Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.
Additional Withholding Requirements under FATCA
Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends on our Class A common stock and, subject to the proposed U.S. Treasury regulations discussed below, on proceeds from sales or other dispositions of shares of our Class A common stock, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of our Class A common stock paid after January 1, 2019, would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Non-U.S. holders are encouraged to consult with their own tax advisors regarding the effects of FATCA on an investment in our Class A common stock.
INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK SHOULD CONSULT WITH AND RELY SOLELY UPON THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY U.S. STATE OR LOCAL OR NON-U.S. TAX LAWS, AND TAX TREATIES.

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the acquisition and holding of shares of common stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).
This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this registration statement. This summary does not purport to be complete or comprehensive, and no assurance is or can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of those changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release, including the date of this prospectus. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment, legal or other advice.
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
In considering an investment in shares of common stock with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of shares of common stock is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary’s duties to the Plan, including, without limitation:
•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;
•	whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;
•	whether the investment is permitted under the terms of the applicable documents governing the Plan;
•
whether the acquisition or holding of the shares of common stock will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see discussion under “—Prohibited Transaction Issues” below); and

•
whether the Plan will be considered to hold, as the Plan’s assets, (i) only shares of common stock or (ii) an undivided interest in our underlying assets (please see the discussion under “—Plan Asset Issues” below).

Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code. The acquisition and/or holding of shares of common stock by an ERISA Plan with respect to which the issuer, the initial purchaser, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.
Because of the foregoing, shares of common stock should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.
Plan Asset Issues
Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.
The Department of Labor (the “DOL”) regulations provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:
(a)
the equity interests acquired by ERISA Plans are “publicly offered securities” (as defined in the DOL regulations)—i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are freely transferable, and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;

(b)
the entity is an “operating company” (as defined in the DOL regulations)—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c)
there is no significant investment by “benefit plan investors” (as defined in the DOL regulations)—i.e., immediately after the most recent acquisition by an ERISA Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by ERISA Plans, individual retirement accounts and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in the entity.

Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and/or holding shares of our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of shares of common stock. Purchasers of shares of common stock have the exclusive responsibility for ensuring that their acquisition and holding of shares of common stock complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of shares of common stock to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

PLAN OF DISTRIBUTION
We are registering 62,004,276 shares, consisting of (i) 248,304 shares of Class A common stock, (ii) 53,930,000 shares of Class A common stock that are issuable upon the conversion of shares of Series C Preferred Stock or exercise of the Pre-Funded Warrants, (iii) 4,825,972 shares of Class A common stock that are issuable upon the exercise of the Whitehawk Warrants, and (iv) 3,000,000 shares of Class A common stock that are issuable upon the exercise of the B&M Warrants, to permit each of the selling stockholders and its pledgees, transferees or other successors-in-interest that receive its securities after the date of this prospectus to resell or otherwise dispose of the securities in the manner contemplated in this section. We will not receive any of the proceeds from the sale of securities in this offering. However, we may receive proceeds from the exercise of the Warrants, if any Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes. We will bear all fees and expenses incident to our obligation to register the securities. In connection with the Transaction Agreements, we entered into the Registration Rights Agreements with certain of the selling stockholders, which included registration rights pursuant to which we agreed to file with the SEC a registration statement covering the resale of such securities from time to time. We have also agreed to register the shares of Class A common stock held by 150 Bond. We are registering the securities offered by this prospectus in order to permit the selling stockholders to offer the securities registered herein for resale from time to time.
The selling stockholders (or their underwriters, if applicable) and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of its securities on any stock exchange, market or trading facility on which the securities are traded or quoted or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may use any one or more of the following methods when disposing of the securities:
•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale (including through underwritten offerings);
•	in the over-the-counter market;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through market makers, brokers, dealers or underwriters that may act solely as agents or as principals;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	delivery of securities in settlement of short sales;
•
through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of securities at a stipulated price per security;
•	a combination of any such methods of disposition; and
•	any other method permitted pursuant to applicable law.
The selling stockholders may elect to make a pro rata in-kind distribution of the securities to its security holders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such security holders are not affiliates of ours, such security holders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

The selling stockholders may also sell securities under Rule 144 under the Securities Act or other exemption from registration under the Securities Act, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of that rule.
Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers, underwriters and other agents may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved but any such discounts or commissions might be in excess of those customary in the types of transactions involved.
If the selling stockholders sell securities in an underwritten offering, the underwriters may acquire the securities for their own account and resell the securities from time to time in one or more transactions. The selling stockholders may also authorize underwriters acting as their agents to offer and sell the securities on a continuous at-the-market basis. In any such event described above in this paragraph, we will set forth in a supplement to this prospectus the names of the underwriters and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers. The underwriters from time to time may change any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers. Unless otherwise set forth in a supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the securities specified in the supplement if they purchase any of the securities.
The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the securities and the pledgee or other secured party, transferee or other successor in interest may sell securities from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, secured party, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the securities in other circumstances in which case the transferees, pledgees or other successors-in-interest may be the selling beneficial owners for purposes of this prospectus and may sell such securities from time to time under this prospectus after an amendment or supplement has been filed under Rule 424(b)(3) under, or another applicable provision of, the Securities Act, amending, if necessary, the list of selling stockholders to include the transferees, pledgees or other successors-in-interest as a selling stockholder under this prospectus.
Upon being notified in writing by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act will be filed, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number and kind of securities involved, (iii) the price at which such securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, if applicable, and (vi) other facts material to the transaction or required to be disclosed by applicable laws, rules and regulations.
The selling stockholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of the securities, the selling stockholders may enter into hedging transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers, other financial institutions and other third parties, which may in turn engage in short sales in the course of hedging the positions they assume. The selling stockholders may also sell securities short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers or other third parties that in turn may sell these securities. The selling stockholders may also enter into option or other transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers, other financial institutions and other third parties or create one or more derivative securities which require the delivery to such broker-dealer, other financial institution and other third parties of securities offered by this prospectus, which securities such broker-dealer or other financial institution or third party may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction if required), including in short sale transactions. Third parties may use securities pledged by the selling stockholders or borrowed from the selling stockholders or others to settle sales or to close out any related open borrowings of securities, and may use securities received from the selling stockholders in settlement of those derivatives to close out any related open borrowings of securities.
The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
If a prospectus supplement so indicates, the underwriters engaged in an offering of these securities may engage in transactions that stabilize, maintain or otherwise affect the market price of these securities at levels above those that might otherwise prevail in the open market. Specifically, the underwriters may over-allot in connection with the offering creating a short position in these securities for their own account. For the purposes of covering a syndicate short position or pegging, fixing or maintaining the price of these securities, the underwriters may place bids for these securities or effect purchases of these securities in the open market. A syndicate short position may also be covered by exercise of an over-allotment option, if one is granted to the underwriters. Finally, the underwriters may impose a penalty bid on certain underwriters and dealers. This means that the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. The underwriters will not be required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.
Any of the selling stockholders’ underwriters or agents or any of either of their affiliates may be customers of, engage in transactions with and perform services for us, and/or one or more of the selling stockholders or their affiliates in the ordinary course of business.
There can be no assurance that any selling stockholders will sell any or all of the securities registered pursuant to the registration statement, of which this prospectus forms a part.
The aggregate proceeds to the selling stockholders from the sale of securities offered by them will be the purchase price of the securities less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase to be made directly or through agents. We will not receive any of the proceeds from this offering. However, we may receive proceeds from the exercise of the Warrants, if any Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes.
We are required to pay all fees and expenses incident to the registration of the securities, other than any underwriting fees, discounts and selling commissions, stock transfer taxes and fees and disbursements of counsel. We have agreed to indemnify the selling stockholders, the officers, directors, agents, investment advisors, partners, members and employees of each of them, each person who controls and such holder, and the officers, directors, agents and employees of each such controlling person, in certain circumstances against certain losses, claims, damages or liabilities to which they may become subject, including certain liabilities under the Securities Act.
Additional information related to the selling stockholders and the plan of distribution may be provided in one or more prospectus supplements.

LEGAL MATTERS
The validity of our Class A common stock offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., New York, New York.
EXPERTS
The audited financial statements of Stronghold Digital Mining, Inc. incorporated by reference into this registration statement have been so included in reliance upon the report of Urish Popeck & Co., LLC, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.